Exhibit 10.5

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT including the exhibits referred to herein and attached hereto which are hereby incorporated by reference (the “Agreement”), effective as of April 23, 2012 (the “Effective Date”), is made and entered into by and between the HIBM Research Group, a non-profit public benefit California corporation, having a principal place of business located at 18341 Sherman Way, #201A, Reseda, CA 91335 (“HRG”) and Ultragenyx Pharmaceutical Inc., a Delaware corporation having a principal place of business located at 60 Leveroni Ct., Novato, California (“UPI”).

RECITALS

A. WHEREAS, HRG and UPI are interested in developing and improving the access to treatment for human inclusion body myopathies (“HIBM”) and are desirous of forming a collaboration to further such purpose;

B. WHEREAS, HRG owns or has the right to grant licenses under certain patents, patent applications, technology, trade secrets, data, know-how and other intellectual property relating to the treatment of human inclusion body myopathies (“HIBM”) using substrate replacement therapy; and

C. WHEREAS UPI desires to obtain from HRG, and HRG is willing to grant to UPI, an exclusive license under such technology and intellectual property for the development and commercialization of certain products and services under the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, HRG and UPI hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1. “Affiliate” shall mean any legal person or entity directly or indirectly controlling, controlled by or under common control with a party to this Agreement. For the purposes of this Section, “control” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question.

1.2. “Biomarker(s)” shall mean an analyte contained in a biological sample which can be used to diagnose, assess or manage treatment of patients with HIBM or related conditions.

1.3. “Commercially Reasonable Efforts” shall mean, as applied to a party, the performance of such party’s obligations under this agreement to apply efforts that are similar to those applied by a similarly situated biotechnology company in relation to a similar or comparable pharmaceutical product owned by it or to which it has rights. Such party is entitled to exercise prudent and justifiable business judgment in meeting its obligations hereunder.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.4. “Control” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a party to grant a license or a sublicense under such Know-How, Patent Rights, or intellectual property rights to the other party, or to otherwise disclose such proprietary or trade secret information to the other party, in each case without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.5. “Confidential Information” shall have the meaning set forth in Section 10.1 below.

1.6. “FDA” shall mean the U.S. Food and Drug Administration, or any successor thereto.

1.7. “Field” shall mean [***] related to the treatment or diagnosis of HIBM and related conditions using substrate replacement therapy.

1.8. “HRG Mice” shall mean the [***] mice produced by HRG and described in US Patent Application [***], together with any progenies, cross-breeds, modifications and/or derivatives thereof.

1.9. “Invention(s)” shall have the meaning set forth in Section 4.1

1.10. “Know-How” shall mean technical information, inventions, know-how, processes, procedures, methods, formulae, protocols, techniques, software, documents, reports, data, works of authorship, and materials, but excluded Patent Rights.

1.11. “Licensed Intellectual Property” shall mean Licensed Patents and Licensed Know-How.

1.12. “Licensed Know-How” shall mean any and all Know-How Controlled by HRG or its Affiliates as of the Effective Date or during the Term and related to the treatment of HIBM or related conditions. Licensed Know-How includes, without limitation, all such information that relates to: (a) the HIBM Mice, (b) the Biomarkers, and (c) any and all data, reports and materials from preclinical studies, toxicology studies, clinical studies, manufacturing, quality, science, and regulatory filings related to substrate replacement therapy for the treatment of HIBM.

1.13. “Licensed Patents” shall mean any and all Patent Rights Controlled by HRG or its Affiliates as of the Effective Date or during the Term that: (a) describe, claim, or cover compositions or methods pertaining to the Field; or (b) are necessary for UPI to practice the Licensed Know-How in the Field. Licensed Patents existing as of the Effective Date are set forth on Exhibit A.

1.14. “Major Market Country” shall mean [***].

1.15. “Net Sales” shall mean the gross amount invoiced by UPI, its Affiliates or sublicensees to third parties with respect to products, less: (a) sales, returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

adjustments granted on account of price adjustments or billing errors; (b) rejected goods, damaged or defective goods, recalls, returns; (c) rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions; (d) adjustments actually granted Third Parties arising from consumer discount programs or other similar programs; (e) non-collectable receivables related to product (provided that if they are later collected, they shall be included in Net Sales in the calendar quarter of collection), (f) customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) separately stated on the invoice; or (g) charges for packing, freight, shipping and insurance (to the extent separately stated on the invoice). Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with GAAP on a basis consistent with Licensee’s audited consolidated financial statements and consistently applied across all products of UPI and its Affiliates. Even if there is overlap between any of deductions (a) - (g), each individual item shall only be deducted once in the overall Net Sales calculation. Any products used for promotional or advertising purposes, used for clinical trials, preclinical trials or other research purposes, free samples, or distributed at no charge to patients unable to purchase the same shall not be included in Net Sales. Donations for charity reasons (to avoid doubt, for which no monetary consideration is received) shall also not be included in Net Sales.

1.16. “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.17. “Phase III Clinical Study” shall mean the first pivotal human clinical trial conducted in patients and designed to establish the final product safety and efficacy data required to obtain approval for marketing and sale in a particular country or jurisdiction, in accordance with 21 C.F.R. 312.21 (c), as may be amended from time to time, or any foreign equivalent thereto.

1.18. “Term” shall have the meaning set forth in Section 9.1.

1.19. “Third Party” shall mean any legal person or entity other than HRG or UPI, or an Affiliate of HRG or UPI.

1.20. “Valid Claim” shall mean a claim of: (a) an issued and unexpired patent, which has not been disclaimed, revoked, held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending patent application which has not been pending for more than seven (7) years from the date of the first patent application to which it claims priority, provided that, in the event such pending claim issues after the end of such seven (7) year period, such claim shall again be deemed a Valid Claim commencing on the date of such issuance.

2. LICENSES

2.1. License Grant. Subject to the terms and conditions of this Agreement, HRG hereby grants to UPI a worldwide, exclusive license, including the right to grant sublicenses through multiple tiers, in, to and under the Licensed Intellectual Property to research, have researched, develop, have developed, practice, have practiced, manufacture, have manufactured, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported products in the Field in the Territory (and to have all such rights exercised on UPI’s behalf by Third Parties). The license to Licensed Patents is exclusive even as to HRG. UPI shall notify HRG of the general purpose of any sublicense granted by UPI under the license it obtains under this Section 2.1 and, subject to any confidentiality obligation to any Third Party, a summary of material terms of any sublicense agreement governing such sublicense, within thirty (30) days after entering into agreement. HRG agrees that an informal email or verbal communication shall be deemed to satisfy such notice requirement.

2.2. Retained Rights. UPI acknowledges and agrees that HRG and its licensors shall retain ownership of the Licensed Intellectual Property, subject only to the rights and licenses expressly granted herein and the terms and conditions of this Agreement, including this Section 2.2. Except as expressly provided herein, no right, title, or interest is granted by HRG to UPI, implied or otherwise, in, to or under the Licensed Intellectual Property.

2.2.1. HRG retains the right to practice or grant licenses under the Licensed Intellectual Property outside of the Field. In the event that HRG grants a license pursuant to this Section, it shall notify UPI in writing within [***] days after such license grant and provide UPI with a written description of the general purpose of such license grant and, subject to any confidentiality obligation to any Third Party, summary material terms of the agreement governing such license grant.

2.2.2. Third Party Collaborations. In the event that a for-profit Third Party requests access or licenses to HIBM mouse or other Licensed Intellectual Property for internal research use, HRG may propose to UPI a grant of rights to such Third Party and UPI shall have the right, at its sole discretion, to decide whether to allow the grant of such research-use-only limited license.

2.2.3. Other than as specifically set forth in Section 2.2.1 and Section 2.2.2, HRG shall not have the right to practice or grant to any Third Party a license under any Licensed Intellectual Property in the Field, in the Territory.

2.3. Technology Transfer.

2.3.1. Licensed Know-How. Within [***] days after the Effective Date, HRG shall transfer to UPI Licensed Know-How, including those as set forth on Exhibit B hereto.

2.3.2. Regulatory Filings. Subject to the terms and conditions of this Agreement, HRG hereby grants to UPI full rights of access, use and reference to any and all of HRG’s regulatory filings or approvals related to the Field, including, without limitation, the information, results and data therein and all appropriate information, consents and notices to the FDA and other regulatory authorities as are useful or necessary for UPI to effectuate the rights of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reference granted to it in this Section 2.1 (collectively, the “Regulatory Materials”). Within [***] days after the Effective Date, HRG shall provide UPI all Regulatory Materials existing as of the Effective Date. From time to time during the Term, HRG shall promptly provide UPI with any new Regulatory Materials come into existence.

3. PAYMENTS AND RELATED OBLIGATIONS

3.1. Initial Payment. Within [***] calendar days after the Effective Date, UPI shall pay to HRG a non-refundable, non-creditable payment of twenty five thousand dollars (US$25,000.00). This payment is in addition to and separate from any payment terms described in the Research Collaboration Agreement.

3.2. Milestone Payments. UPI shall notify HRG in writing within [***] days after the first achievement of each applicable milestone set forth below by or for UPI subject to the achievement of criteria set forth in Sections 3.2(i) through (iii) below, and UPI shall make the following one-time, non-creditable, non-refundable milestone payments to HRG within [***] days after such notice. For the avoidance of doubt, each of the following payments under this Section 3.2 is to be made only once regardless of the number of times such milestone is achieved and the number of products or indications for which such milestone event have been achieved. If UPI [***], UPI shall pay to HRG the following amounts:

(a) [***] dollars (US$[***]) upon [***], and

(b) [***] dollars (US$[***]) upon [***].

3.3. Royalty Payments. UPI shall pay HRG a royalty on products sold by UPI, its Affiliates or sublicensees, on a product-by-product and country-by-country basis: (a) at the rate of [***] percent ([***]%) of Net Sales for a particular product in a particular country, for the period of time commencing on the first commercial sale of such product in such country and ending on the expiration of the last-to-expire Valid Claim included in Licensed Patents claiming the composition of matter of or the method of using such product in such country; or, as the case may be, (b) at the rate of [***] percent ([***]%) of Net Sales for a particular product in a Major Market Country for the period of time when there is no Valid Claim included in the Licensed Patents claiming the composition of matter of or the method of using such product in such Major Market Country but UPI (or its Affiliates or sublicensees) maintains orphan drug exclusivity in such Major Market Country. For clarity, for a particular product, UPI shall at no time have the obligation to pay royalties under both Section 3.3(a) and Section 3.3(b) above and the maximum royalty rate applicable to such product shall be [***] percent ([***]%).

3.4. Taxes. UPI shall be responsible for all taxes, duties and levies directly imposed by all foreign, federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and value-added taxes) based on the transactions or payments under this Agreement, other than taxes imposed or based on HRG’s net income. UPI may withhold from any payment to HRG due under this Agreement any taxes required to be withheld by UPI under the applicable laws of the United States or any other country, state, territory or jurisdiction.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5. Method of Payments. All payments made by UPI to HRG under this Agreement shall be made in United States dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by HRG.

4. INTELLECTUAL PROPERTY

4.1. Sole Inventions. All inventions, improvements and discoveries, together with intellectual property rights therein, that are conceived or reduced to practice during the Term solely by employees, consultants or Third Party contractors of a party, or an Affiliate of a party, pursuant to its activities under this Agreement (not including any activities under the Research Collaboration Agreement, the allocation of inventions made under which are subject to the terms and conditions set forth therein) shall be the property of such party (the “Sole Inventions”). For the avoidance of doubt, UPI will own all clinical data, and intellectual property rights in, to, and under such data, relating to treatment of HIBM and related conditions developed or acquired by or on behalf of UPI under this Agreement. HRG’s interest in any Sole Inventions are included within the Licensed Intellectual Property and subject to the exclusive license granted to UPI hereunder.

4.2. Joint Inventions. All inventions, improvements and discoveries, together with intellectual property rights therein, that are conceived or reduced to practice during the Term jointly by at least one employee, consultant, or Third Party contractor of each party, or an Affiliate of a party, pursuant to its activities under this Agreement (not including any activities under the Research Collaboration Agreement, the allocation of inventions made under which are subject to the terms and conditions set forth therein) (the “Joint Inventions”), shall be jointly owned by both parties, with each party having the undivided half-interest in such Joint Inventions and having the right to exploit such Joint Inventions without the duty of accounting or seeking consent from the other party, except that HRG’s interest in any Joint Inventions are included within the Licensed Intellectual Property and subject to the exclusive license granted to UPI hereunder.

5. PATENT MAINTENANCE AND PROSECUTION

5.1. Licensed Patents. UPI shall have the right, but not the obligation, to apply for, prosecute and maintain during the term of this Agreement, the Licensed Patents and any Patent Rights claiming Joint Inventions (the “Joint Patents”), at its cost and expense. HRG shall provide UPI with all information necessary or useful for the filing and prosecution of such Licensed Intellectual Property and shall cooperate fully with UPI so that UPI may establish and maintain such rights. Patent attorneys chosen by UPI shall handle all patent filings and prosecutions, on behalf of UPI, provided, however, that UPI shall provide HRG with written updates of such filing, prosecution, and maintenance efforts. In the event UPI declines to apply for, prosecute or maintain any Licensed Patents (“Abandoned Licensed Patents”), HRG shall have the right to pursue such Abandoned Licensed Patents at HRG’s expense and UPI shall have no further rights under such Abandoned Licensed Patents. If UPI decides not to apply for, prosecute or maintain any Licensed Patents, UPI shall give sufficient and timely notice to HRG so as to permit HRG to apply for, prosecute and maintain such Abandoned Licensed Patents. In such event, UPI shall provide HRG with all information necessary or useful for the filing and prosecution of such Abandoned Licensed Patents and shall cooperate fully with HRG so that HRG may establish and maintain such rights.

5.2. Non-Prosecution by HRG. Except as expressly permitted under Section 5.1, HRG shall not have the right to file, prosecute and/or maintain any Licensed Patents or Joint Patents without the prior written consent of UPI, and HRG’s non-conformance to this Section 5.2 shall be deemed a material breach of this Agreement.

5.3. Disclosure. HRG shall notify UPI in writing of any and all Sole Invention and/or Joint Invention promptly after its conception, development or reduction to practice. If UPI is unable, after reasonable inquiry, to obtain HRG’s (or its employee’s or agent’s) signature on a document necessary for UPI to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of such UPI Sole Inventions and Joint Inventions, then HRG hereby appoints UPI as its attorney-in-fact to sign such necessary documents.

6. PATENT ENFORCEMENT

6.1. Infringement Actions. If either party hereto becomes aware that any Licensed Intellectual Property is being or has been infringed by any Third Party in the Field, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. UPI shall have the sole and exclusive right, but not the obligation, as to HRG to institute, prosecute and control any action, suit or proceeding (an “Action”) with respect to such infringement in the Field, including any declaratory judgment action, at its expense, using counsel of its choice and HRG shall cooperate reasonably with UPI, at UPI’s request, in connection with any such Action. Any amounts recovered in such Action shall be used first to reimburse UPI and then HRG, to the extent such costs and expenses have not already been reimbursed, for their costs and expenses reasonably incurred in connection with such Action (including attorneys and expert fees) and any remainder relating to infringement in the Field shall be retained by UPI.

6.2. Cooperation. In any Action, HRG shall provide UPI with reasonable cooperation and assistance, including agreeing to be named as a party to such Action, and, upon the request and at the expense of UPI, HRG shall make available, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession. Notwithstanding any other provision of this Article 6, neither party shall make any settlements of any suit, proceeding or action relating to an infringement of any Licensed Intellectual Property in the Field that would materially and adversely affect the other party or the rights and licenses granted hereunder without first obtaining such other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1. Representations, Warranties and Covenants of HRG. HRG represents and warrants that, as of the Effective Date:

(a) HRG is a nonprofit laboratory, duly organized, validly existing and in good standing under the laws of its state of incorporation;

(1) HRG has the right and authority to grant the rights and licenses granted to UPI under this Agreement;

(2) HRG is not aware of any facts or circumstances that would cause the Licensed Intellectual Property in the Territory to be invalid or unenforceable, and all necessary fees and other actions required in order to maintain the Licensed Intellectual Property have been paid or performed to date;

(3) HRG has not granted any right, license or interest in, to or under the Licensed Intellectual Property and HRG shall not grant during the term of this Agreement any right, license or interest in, to or under the Licensed Intellectual Property that is inconsistent with the rights, licenses and interests granted to UPI hereunder;

(4) HRG has the right to grant to UPI the license hereunder, including the right to grant to UPI the license under the Licensed Patents set forth on Exhibit A and to transfer to UPI the Licensed Know-How set forth on Exhibit B;

(5) HRG has not received any notification of, and is not aware of any threat of, any alleged infringement of any Patent Rights or misappropriation of Know-How of any Third Party in connection with the practice of the Licensed Intellectual Property; and

(6) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of HRG.

7.2. Representations, Warranties and Covenants of UPI.

7.2.1. UPI represents, warrants and covenants that, as of the Effective Date:

(a) UPI is a corporation, duly organized validly existing and in good standing under the laws of its state of incorporation; and

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of UPI.

7.2.2. UPI agrees to use Commercially Reasonable Efforts (either by itself of through its Affiliates or sublicensees) to develop and commercialize at least one product that is directly related to substrate replacement therapy for the treatment of HIBM. UPI may conduct such activities itself or through Third Parties.

7.3. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

8. INDEMNIFICATION

8.1. HRG Indemnity. HRG shall defend, at its expense, UPI and its directors, officers, employees, agents and consultants (each a “UPI Indemnitee”), against all third party claims, demands, damages, liabilities, losses, costs and expenses, including without limitation attorney’s fees (collectively, “Liabilities”), which has resulted in a judgment by a court of competent jurisdiction against UPI after all time to appeal has expired, resulting from or arising out of any material breach by HRG of any of its representations, warranties or covenants hereunder, except to the extent such claim is caused by the gross negligence or willful misconduct of UPI.

8.2. UPI Indemnity. UPI shall indemnify, defend and hold harmless HRG and its directors, officers, employees, agents and consultants (each an “HRG Indemnitee”) from and against any and all Liabilities resulting from or arising out of a claim, suit or proceeding brought by a third party against an Indemnitee for personal injury, death, product liability or property damage arising out of or related to its research, development, manufacture, use, or sale of a product arising under this Agreement, or resulting from or arising out of any material breach by UPI of any of its representations, warranties or covenants hereunder, in each case which has resulted in a judgment by a court of competent jurisdiction against UPI after all time to appeal has expired, except to the extent such claim is caused by the gross negligence or willful misconduct of HRG.

8.3. Procedure. For purposes of this Article 8, the indemnified party shall give prompt written notice to the indemnifying party of any claims, suits or proceedings by third parties which may give rise to any claim for which indemnification may be required under this Article 8; provided, however, that failure to give such notice shall not relieve the indemnifying party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially and adversely affects the ability of such indemnifying party to defend the applicable claim, suit or proceeding. The indemnifying party shall be entitled to assume the defense and control of any such claim at its own cost and expense; provided, however, that the indemnified party shall have the right to be represented by its own counsel at its own cost in such matters. Neither party shall settle or dispose of any such matter in any manner which would adversely affect the rights or interests of the other party (including the obligation to indemnify hereunder) without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

9. TERM AND TERMINATION

9.1. Term. Unless and until terminated at an earlier date in accordance with this Section 9, the term of this Agreement shall commence on the Effective Date and continue in full force and effect, on a product-by-product and country-by-country basis, until the expiration date of the last-to-expire patent within the Licensed Patents in such country that claims the composition of matter of, or the method of making or using such product, provided that, with respect to any country that is a Major Market Country, the term of this Agreement with respect to such product in such Major Market Country shall be extended until, if later, the expiration date of orphan drug exclusivity in such Major Market Country (“Term”). After the expiration (but not early termination) of this Agreement, the license granted to UPI under Section 2.1 shall become irrevocable, perpetual, fully paid and royalty-free.

9.2. Termination by UPI. UPI shall have the right to terminate this Agreement, with or without cause, upon ninety (90) days prior written notice to HRG. In the event that UPI terminates its HIBM substrate replacement therapy program, and has no intention of transferring or conducting development of the Licensed Intellectual Property in the future, UPI shall give HRG written notice to HRG of such termination and this Agreement shall terminate upon ninety (90) days after the date of such notice. 9

9.3. Termination for Cause. If either party materially breaches any term or condition of this Agreement, the other party may notify the breaching party in writing of such breach, setting forth the nature of the breach in reasonable detail. If the breaching party fails to cure such breach within sixty (60) days after the receipt of the foregoing notice from the non-breaching party, then the non-breaching party may terminate this Agreement effective immediately upon a second written notice to the breaching party. Notwithstanding the foregoing, if the party receiving such notice of alleged breach disputes such allegation, the party providing such notification shall not have the right to terminate this Agreement until such dispute is resolved in such party’s favor under Section 11.2 and the other party does not cure such breach within thirty (30) days after such determination.

9.4. Termination for Insolvency. Either party may terminate this Agreement immediately if the other party ceases conducting business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of the other party’s debt is instituted.

9.5. Effect of Termination; Survival. Section 9.5 and Articles 1, 4, 10 and 11 shall survive expiration or termination of this Agreement. Notwithstanding the foregoing, expiration or termination of this Agreement shall not release either party from any obligation that has accrued prior to such expiration or termination, including without limitation any obligation to pay any amount which became due and payable under the terms and conditions of this Agreement prior to such expiration or termination.

10. CONFIDENTIAL INFORMATION

10.1. Confidentiality. In connection with this Agreement, the parties will provide to each other Confidential Information, including but not limited to each party’s know-how, invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, “Confidential Information” means any information of a confidential or proprietary nature disclosed by a party (“Disclosing Party”) to this Agreement to the other party (“Recipient”) (a) in written form marked “confidential,” or (b) in oral form if summarized in a writing marked “confidential” delivered to the receiving party within [***] days after the oral disclosure.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2. Confidentiality and Non-Use. The Recipient of the Disclosing Party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to those of its employees, agents, consultants, sublicensees, attorneys, accountants and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive then those set forth herein. The Recipient shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The Recipient shall take the same degree of care to protect the Disclosing Party’s Confidential Information that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

10.3. Exclusions. Confidential Information shall not include information that: (a) is in the Recipient’s possession prior to receipt from the Disclosing Party as demonstrated by contemporaneous documentation; (b) is or becomes, through no fault of the Recipient, publicly known; (c) is furnished to the Recipient by a Third Party without breach of a duty to the Disclosing Party; (d) is independently developed by the Recipient without use of, application of or reference to the Disclosing Party’s Confidential Information as demonstrated by contemporaneous documentation.

10.4. Legal Disclosures. It shall not be a violation of this Article 10 for the Recipient to disclose the Disclosing Party’s Confidential Information as required to be disclosed under applicable law, but such disclosure shall be for the sole purpose of and solely to the extent required by such law, and provided that the Recipient, to the extent possible, shall give the Disclosing Party prior written notice of the proposed disclosure and cooperate fully with the Disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

10.5. Non-Disclosure Agreement. The parties entered into a confidential disclosure agreement dated as of June 22, 2010 (“Confidential Disclosure Agreement”). Upon execution of this Agreement, the Confidential Disclosure Agreement shall be replaced and superseded by the confidentiality provisions set forth in this Agreement with respect to any information disclosed or used hereunder; provided, however, that such Confidential Disclosure Agreement shall remain in full force and effect, in accordance with its terms, with respect to information disclosed prior to the Effective Date and acts or omissions of the parties with respect thereto. For the avoidance of doubt, the terms and conditions of this Article 10 shall apply to information otherwise qualifying as Confidential Information (as defined in Section 10.1) that was already disclosed under the Confidential Disclosure Agreement prior to the Effective Date.

10.6. Publication. HRG shall not publish, present or disclose any data or results in the Field without the prior written consent of UPI, and any non-compliance by HRG under this Section 10.6 shall be deemed a material breach of this Agreement.

10.7. Termination. All obligations of confidentiality and non-use imposed under this Article 10 shall continue to exist indefinitely or until such time as the obligation to such Confidential Information ceases pursuant to Section 10.3, whichever is earlier.

10.8. Return of Confidential Information. Upon termination or expiration of the Agreement, or upon written request of the Disclosing Party, the Recipient shall promptly return to the Disclosing Party or destroy all documents, notes and other tangible materials representing the Disclosing Party’s Confidential Information and all copies thereof, provided, however, that each Party may retain a single archival copy of the other Party’s Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement.

10.9. Injunctive Relief. The parties expressly acknowledge and agree that any breach or threatened breach of this Section 10 may cause immediate and irreparable harm to the Disclosing Party that may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Disclosing Party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

11. MISCELLANEOUS

11.1. Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

11.2. Dispute Resolution. The Parties shall endeavor to resolve any disputes under this Agreement through good faith discussions. Either Party shall have the right to refer any such disputes to UPI’s chief executive officer and HRG’s Founder (Dr. Daniel Darvish) for resolution. If such executive officers of the Parties cannot resolve such dispute within a [***] day period, then either Party shall have the right to initiate binding arbitration under the rules of JAMS, with such arbitration to be conducted in San Francisco, California under one (1) arbitration chosen by the Parties jointly (or, if the Parties cannot agree on such arbitrator, chosen by JAMS).

11.3. Limitation of Liability. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNITY OBLIGATIONS UNDER ARTICLE 8 AND CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.4. Force Majeure. Neither party shall be held responsible for any delay or failure in performance (with the exception of the payment of money) hereunder to the extent caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party’s control and without such party’s fault or negligence; provided that the affected party notifies the unaffected party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5. Independent Contractors. The relationship of HRG and UPI established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between HRG and UPI. Neither party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

11.6. Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, provided that, either Party may transfer or assign its rights and obligations under this Agreement, without consent, to an Affiliate or to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. Any assignment not in conformance with this Section 11.6 shall be null, void and of no legal effect.

11.7. Notices. Unless otherwise stated, any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to HRG: HIBM Research Group Attn: Dr. Daniel Darvish 18341 Sherman Way, #201A Reseda, CA 91335	If to UPI: Ultragenyx Pharmaceuticals, Inc. Attn: Dr. Emil D. Kakkis 60 Leveroni Ct Novato, California 94949

11.8. Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by the parties. The failure of a party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver shall be effective unless made in writing and signed by the waiving party.

11.9. Construction. Section headings are included in this Agreement merely for convenience of reference; they are not to be considered part of this Agreement or used in the interpretation of this Agreement. No rule of strict construction will be applied in the interpretation or construction of this Agreement.

11.10. Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to either HRG or UPI. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this Agreement to either HRG or UPI, HRG and UPI shall modify such provision to obtain a legal, valid and enforceable provision and provide an economic benefit to HRG and UPI, that most nearly effects HRG’s and UPI intent on entering into this Agreement.

11.11. Entire Agreement. The parties hereto acknowledge that this Agreement, together with the exhibits attached hereto, set forth the entire agreement and understanding of the parties as to the subject matter hereto, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

11.12. Headings. The article, section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or paragraphs to which such headings apply.

11.13. Public Announcements. Neither UPI nor HRG shall make any public announcement concerning the existence of or the terms of this Agreement, without the prior written approval of the other party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either party to comply with applicable law, regulations, court order, or tax or securities filings. Such consent shall not be unreasonably withheld or delayed by such other party. Prior to any such public announcement, the party wishing to make the announcement will submit a draft of the proposed announcement to the other party in sufficient time to enable the other party to consider and comment thereon.

11.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, HRG and UPI have executed this Agreement by their respective duly authorized representatives.

HIBM RESEARCH GROUP		ULTRAGENYX PHARMACEUTICAL, INC.

By:	/s/ Daniel Darvish	By:	/s/ Emil Kakkis
Name:	Dr. Daniel Darvish	Name:	Emil Kakkis
Title:	Founder HRG	Title:	CEO

EXHIBIT A

List of Licensed Patents

1.	U.S. Patent Application Serial No. [***]

Title: [***]

Filing Date: [***]

2.	U.S. Provisional Application Serial No. [***]

Title: [***]

Filing Date: [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A-1